Exhibit 99.1

News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384

767 Fifth Avenue New York, NY 10153	Media Relations: Alexandra Trower (212) 572-4430

ESTÉE LAUDER COMPANIES REPORTS THIRD QUARTER

EARNINGS PER SHARE OF $.46

SALES INCREASE 11% ON STRONG INTERNATIONAL GROWTH

FULL YEAR EPS OUTLOOK REMAINS ON TRACK

New York, NY, May 6, 2008 - The Estée Lauder Companies Inc. (NYSE: EL) today reported $1.88 billion in net sales for its fiscal third quarter ended March 31, 2008, an 11% increase over the $1.69 billion reported in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales rose 7%.

The Company reported net earnings for the quarter ended March 31, 2008 of $90.1 million compared with $93.9 million last year.  Diluted net earnings per common share for the quarter was $.46 compared with $.45 reported in the prior year.

William P. Lauder, Chief Executive Officer said, “One of the great strengths of our Company is our geographic and product category balance. This was clearly visible in our results this quarter, which enabled us to deliver solid sales growth despite the softness in the U.S. retail environment.  Continued strong double-digit sales gains in our international operations, marked by increases in all product categories in Europe and Asia, drove our third quarter performance.  These results underscore the validity of our investment in international businesses, including emerging markets, where we see positive trends for long-term, profitable growth.  We are continuing to capitalize on those international growth opportunities and at the same time address the challenges in the U.S. through our innovation, marketing prowess and brand building expertise.

“Based on our results to date we remain confident that we are on track to meet our previously announced full fiscal year sales and earnings objectives and are comfortable narrowing our earnings per share range to $2.34 and $2.40 for the 2008 fiscal year.”

Results by Product Category

	Three Months Ended March 31
					Operating		Percent
	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
(Unaudited; Dollars in millions)	2008	2007	Basis	Currency	2008	2007	Basis

Skin Care	$756.8	$668.9	13.1%	8.1%	$96.0	$80.9	18.7%
Makeup	755.7	678.4	11.4	7.4	93.2	87.4	6.6
Fragrance	259.1	240.1	7.9	2.9	(28.2)	(21.4)	(31.8)
Hair Care	98.2	97.1	1.1	(1.0)	(0.8)	11.4	(100.0 +)
Other	10.0	6.0	66.7	60.0	0.3	(1.7)	100.0 +
Adjustments related to cost savings initiative	—	—			0.7	0.1
Total	$1,879.8	$1,690.5	11.2%	6.7%	$161.2	$156.7	2.9%

Skin Care

•      The 13% net sales growth in skin care products in the current quarter was particularly strong in view of the 9% sales gain in the category in last year’s third quarter.

•      The current quarter’s growth was fueled by increases in all geographic regions, particularly Asia/Pacific, where more than 50% of the Company’s sales in the region is in skin care.

•      In addition to sales growth from certain existing products, the skin care category benefited from strong worldwide incremental sales of recent products, such as Idealist Pore Minimizing Skin Refinisher and Cyber White EX by Estée Lauder, and Acne Solutions Clear Skin System from Clinique. The category’s growth reflected double-digit gains from the Company’s La Mer brand, due in part to the momentum from the recent launch of The Eye Concentrate.

•      Operating income increased, primarily reflecting improved results internationally.

Makeup

•      The makeup category posted solid sales growth led by double-digit gains internationally and a single-digit increase in the Americas.

•      Double-digit growth in the Company’s makeup artist brands contributed more than 65% of the incremental sales. The strong gains in the makeup artist brands were generated by solid product performances, additional market expansion, and for the M•A•C brand, new freestanding retail stores. The increase also reflects the positive contributions of new and existing products from certain core brands.

•      Operating income increased, primarily reflecting strong international growth.

Fragrance

•      In absolute dollars, fragrance sales growth was strongest in the Company’s European region, primarily driven by newer fragrance offerings, followed by gains in Asia/Pacific. Fragrance sales in the Americas declined, tempered by the soft retail environment in the United States.

•      While current quarter sales compared favorably to the same prior-year period, the Company continues to face challenges in this product category, primarily in the United States.

•      Contributing to the sales growth were recent launches, such as Dreaming Tommy Hilfiger, Estée Lauder Pure White Linen Light Breeze, DKNY Delicious Night and Sean John Unforgivable Woman.

•      Operating loss in the fragrance category widened, primarily reflecting lower results from the Company’s designer fragrance business due to incremental spending in support of new product launches as well as existing fragrances.

Hair Care

•      Sales of hair care products increased modestly, reflecting the inclusion of the Ojon brand, which was acquired in July 2007, partially offset by lower sales from Aveda and Bumble and bumble.

•      The decrease in Aveda net sales reflected the anniversary of solid product launches in the prior-year quarter. These results were partially offset in the current quarter by the recent launches of Aveda Men Pure-Formance and Smooth Infusion products.

•      Lower sales at Bumble and bumble were due to the discontinuance of its hotel amenities program.

•      Hair care operating results declined, reflecting the soft sales growth coupled with investments designed to support short- and long-term growth in this category through new points of distribution. The lower results are also due to an increase in intangible asset amortization resulting from recent strategic acquisitions.

Results by Geographic Region

	Three Months Ended March 31
					Operating		Percent
	Net Sales		Percent Change		Income (Loss)		Change
			Reported	Local			Reported
(Unaudited; Dollars in millions)	2008	2007	Basis	Currency	2008	2007	Basis

The Americas	$880.9	$856.9	2.8%	1.8%	$50.4	$72.0	(30.0)%
Europe, the Middle East & Africa	701.5	598.4	17.2	9.4	77.3	66.0	17.1
Asia/Pacific	297.4	235.2	26.4	18.2	32.8	18.6	76.3
Adjustments related to cost savings initiative	—	—			0.7	0.1
Total	$1,879.8	$1,690.5	11.2%	6.7%	$161.2	$156.7	2.9%

The Americas

•      Sales growth reflected overall gains in Canada, including the addition of the Ojon brand, and Latin America. Gains were also achieved in the United States from the Company’s makeup artist brands and internet distribution.

•      The Company believes the soft retail environment in the United States during the quarter, particularly in the department store channel, as well as competitive pressures, negatively impacted certain of the Company’s brands. These challenges have been mitigated through sales in alternative channels, such as freestanding stores, the internet, self-select distribution and direct-response television.

•      Operating income in the Americas declined versus the prior-year period, reflecting higher costs of global information technology systems and infrastructure and increased spending on advertising, merchandising and sampling activities. Operating results also reflected the investments and higher intangible asset amortization related to the Company’s hair care business mentioned above.

Europe, the Middle East & Africa

•      In constant currency, net sales increased in most countries in the region. The higher sales were led by double-digit growth in the Company’s travel retail business and strong gains in the United Kingdom, Spain and Italy.

•      Double-digit increases were also achieved in certain countries including Benelux and Russia.

•      Operating income increased, primarily due to improved results in travel retail, Italy and Spain. Partially offsetting these increases were lower results in Russia, reflecting spending to support market expansion.

Asia/Pacific

•      This region generated significant constant currency sales growth with virtually every country posting solid increases. Strong double-digit growth was generated in most countries with the strongest gains in China, Korea and Hong Kong. Japan, the Company’s largest Asian market, continued to improve with sales rising high-single digits.

•      In China, the Company’s largest emerging Asian market, most of the Company’s brands recorded double-digit retail sales growth, reflecting the strength of the brands and the appeal of their products.

•      Operating income in the region increased substantially, with most countries experiencing profit growth in the quarter. Improved results were led by China, Japan, Korea and Hong Kong.

Nine-Month Results

•      For the nine months ended March 31, 2008, the Company reported net sales of $5.90 billion, a 12% increase from $5.28 billion in the comparable prior-year period. Excluding the impact of foreign currency translation, net sales rose 8%. The Company reported net earnings of $353.6 million for the nine months, compared with $360.6 million in the same period last year. Diluted net earnings per common share for the nine months ended March 31, 2008 increased 5% to $1.80, compared with $1.71 reported in the prior-year period.

Cash Flows

•      For the nine months ended March 31, 2008, net cash flows provided by operating activities from continuing operations increased 14% to $518.5 million, compared with $456.3 million in the prior-year period.

•      The increase primarily reflects higher net earnings from continuing operations before certain non-cash items, such as depreciation, amortization and stock-based compensation, as well as an improvement in certain working capital components.

•      Operating cash flow was utilized primarily for capital investments, dividends, the acquisition of Ojon and the repurchase of shares of the Company’s Class A Common Stock.

Estimate of Fiscal 2008 Full Year

•      Net sales are forecasted to grow between 7% and 9% in constant currency.

•      Foreign currency translation benefit is expected to be approximately 4% versus the prior-year period.

•      The Company projects diluted earnings per share to be between $2.34 and $2.40.

•      On a product category basis, in constant currency, sales in skin care and hair care are expected to be the leading sales growth categories, followed by makeup and fragrance.

•      Geographic region net sales growth in constant currency is expected to be led by Asia/Pacific, followed by Europe, the Middle East & Africa, and the Americas.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “planned,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Lauder’s remarks and those in the “Estimate of Fiscal 2008 Full Year” section involve risks and uncertainties. Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)     increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)     the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s core brands, including gift with purchase, and in the Company’s fragrance business;

(3)     consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors and ownership of competitors by the Company’s customers that are retailers;

(4)     destocking by retailers;

(5)     the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or scope, of advertising, sampling and merchandising programs;

(6)     shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)     social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)     changes in the laws, regulations and policies (including the interpretation and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products, changes in accounting standards, tax laws and regulations, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)     foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)   changes in global or local conditions, including those due to natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)   shipment delays, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative;

(12)   real estate rates and availability, which may affect the Company’s ability to increase the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)   changes in product mix to products which are less profitable;

(14)   the Company’s ability to acquire, develop or implement new information and distribution technologies, on a timely basis and within the Company’s cost estimates;

(15)   the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly announced cost-savings initiatives and to integrate acquired businesses and realize value therefrom;

(16)   consequences attributable to the events that are currently taking place in the Middle East, including terrorist attacks, retaliation and the threat of further attacks or retaliation;

(17)   the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively, and;

(18)   additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 135 countries and territories under well-recognized brand names, including Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, Good Skin™, Grassroots, Sean John, Missoni, Daisy Fuentes, Tom Ford Beauty, Mustang, Coach and Ojon.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

– Tables Follow –

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Nine Months Ended
	March 31		Percent	March 31		Percent
	2008	2007	Change	2008	2007	Change

Net Sales	$1,879.8	$1,690.5	11.2%	$5,898.7	$5,275.1	11.8%
Cost of sales	471.9	426.0		1,506.2	1,353.1
Gross Profit	1,407.9	1,264.5	11.3%	4,392.5	3,922.0	12.0%
Gross Margin	74.9%	74.8%		74.5%	74.4%

Operating expenses:
Selling, general and administrative	1,247.4	1,107.9		3,783.4	3,332.6
Charges (adjustments) related to cost savings initiative	(0.7)	(0.1)		(0.5)	0.4
	1,246.7	1,107.8	12.5%	3,782.9	3,333.0	13.5%
Operating Expense Margin	66.3%	65.5%		64.1%	63.2%

Operating Income	161.2	156.7	2.9%	609.6	589.0	3.5%
Operating Income Margin	8.6%	9.3%		10.4%	11.2%

Interest expense, net	16.1	8.8		52.8	23.2
Earnings before Income Taxes, Minority Interest and Discontinued Operations	145.1	147.9	(1.9)%	556.8	565.8	(1.6)%
Provision for income taxes	53.7	52.4		197.7	199.1
Minority interest, net of tax	(1.3)	(1.7)		(5.5)	(6.4)
Net Earnings from Continuing Operations	90.1	93.8	(3.9)%	353.6	360.3	(1.9)%
Discontinued operations, net of tax	—	0.1		—	0.3
Net Earnings	$90.1	$93.9	(4.0)%	$353.6	$360.6	(1.9)%

Basic net earnings per common share:
Net earnings from continuing operations	$.47	$.46	1.0%	$1.83	$1.74	5.2%
Discontinued operations, net of tax	—	.00		—	.00
Net earnings	$.47	$.46	1.0%	$1.83	$1.74	5.1%

Diluted net earnings per common share:
Net earnings from continuing operations	$.46	$.45	1.6%	$1.80	$1.71	5.2%
Discontinued operations, net of tax	—	.00		—	.00
Net earnings	$.46	$.45	1.6%	$1.80	$1.71	5.2%

Weighted average common shares outstanding:
Basic	193.9	203.8		193.8	207.7
Diluted	196.6	208.0		196.8	211.0

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Three Months Ended				Nine Months Ended
	March 31		Percent Change		March 31		Percent Change
			Reported	Local			Reported	Local
	2008	2007	Basis	Currency	2008	2007	Basis	Currency

NET SALES
By Region:
The Americas	$880.9	$856.9	2.8%	1.8%	$2,808.0	$2,701.4	3.9%	3.2%
Europe, the Middle East & Africa	701.5	598.4	17.2	9.4	2,185.9	1,832.0	19.3	11.4
Asia/Pacific	297.4	235.2	26.4	18.2	904.8	741.7	22.0	15.5
Total	$1,879.8	$1,690.5	11.2%	6.7%	$5,898.7	$5,275.1	11.8%	7.8%

By Product Category:
Skin Care	$756.8	$668.9	13.1%	8.1%	$2,207.5	$1,937.0	14.0%	9.3%
Makeup	755.7	678.4	11.4	7.4	2,246.1	2,042.0	10.0	6.4
Fragrance	259.1	240.1	7.9	2.9	1,092.6	994.5	9.9	5.4
Hair Care	98.2	97.1	1.1	(1.0)	311.2	273.4	13.8	11.9
Other	10.0	6.0	66.7	60.0	41.3	28.2	46.5	42.6
Total	$1,879.8	$1,690.5	11.2%	6.7%	$5,898.7	$5,275.1	11.8%	7.8%

OPERATING INCOME (LOSS)
By Region:
The Americas	$50.4	$72.0	(30.0)%		$193.8	$255.0	(24.0)%
Europe, the Middle East & Africa	77.3	66.0	17.1		293.3	255.1	15.0
Asia/Pacific	32.8	18.6	76.3		122.0	79.3	53.8
(Charges) adjustments related to cost savings initiative	0.7	0.1			0.5	(0.4)
Total	$161.2	$156.7	2.9%		$609.6	$589.0	3.5%

By Product Category:
Skin Care	$96.0	$80.9	18.7%		$298.3	$272.6	9.4%
Makeup	93.2	87.4	6.6		283.7	265.8	6.7
Fragrance	(28.2)	(21.4)	(31.8)		15.0	21.2	(29.2)
Hair Care	(0.8)	11.4	(100.0 +)		12.9	30.9	(58.3)
Other	0.3	(1.7)	100.0 +		(0.8)	(1.1)	27.3
(Charges) adjustments related to cost savings initiative	0.7	0.1			0.5	(0.4)
Total	$161.2	$156.7	2.9%		$609.6	$589.0	3.5%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	March 31	June 30	March 31
	2008	2007	2007
ASSETS

Current Assets
Cash and cash equivalents	$410.0	$253.7	$202.0
Accounts receivable, net	1,137.9	860.5	964.9
Inventory and promotional merchandise, net	927.9	855.8	806.3
Prepaid expenses and other current assets	336.0	269.4	292.7
Total Current Assets	2,811.8	2,239.4	2,265.9

Property, Plant and Equipment, net	991.1	880.8	830.5
Other Assets	1,249.4	1,005.5	917.8
Total Assets	$5,052.3	$4,125.7	$4,014.2

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term debt	$191.7	$60.4	$141.2
Accounts payable	339.0	314.7	273.0
Other current liabilities	1,235.1	1,125.6	1,233.6
Total Current Liabilities	1,765.8	1,500.7	1,647.8

Noncurrent Liabilities
Long-term debt	1,085.8	1,028.1	1,033.0
Other noncurrent liabilities and minority interest	643.3	397.9	268.5
Total Stockholders’ Equity	1,557.4	1,199.0	1,064.9
Total Liabilities and Stockholders’ Equity	$5,052.3	$4,125.7	$4,014.2

SELECTED CASH FLOW DATA

(Unaudited; In millions)

	Nine Months Ended
	March 31
	2008	2007
Cash Flows from Operating Activities
Net earnings	$353.6	$360.6
Depreciation and amortization	184.5	152.8
Deferred income taxes	(80.1)	(16.3)
Discontinued operations	—	(0.3)
Other items	53.0	44.6
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(189.9)	(174.7)
Increase in inventory and promotional merchandise, net	(18.8)	(29.3)
Increase in accounts payable and other accrued liabilities	259.1	166.4
Other operating assets and liabilities, net	(42.9)	(47.5)
Net cash flows provided by operating activities of continuing operations	$518.5	$456.3

Capital expenditures	$250.3	$212.0
Payments to acquire treasury stock	93.6	1,004.3
Dividends paid	106.6	103.6

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